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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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     (as permitted by Rule 14a-6(e)(2))
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                             NYMEX HOLDINGS, INC.
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                (Name of Registrant as Specified In Its Charter)

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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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MICHEL D. MARKS


Dear Fellow Shareholders,

     Warren Buffet is fond of saying, "My favorite holding period is forever."

     Coca-Cola, Gillette, Fruit of the Loom, and See's Candy, just some of his 'forever' holdings, have two things in common:

     1- they are 'franchise' businesses and thus monopolize their industries

     2- they have strong, dedicated management teams willing to be held accountable.

     My family and I have an enormous investment in NYMEX shares. We continue to add to it, and, like Buffett, we want to hold it forever. Is this possible?

     Can NYMEX keep its franchise? If it pays constant attention to all its constituents. If it has creative product development that ADDS business, such as ETFs and customized risk products, rather than shuffles it from one platform to another.

     What type of Management is required? It needs one with vision and long term strategic thinking, and an independent Board able to act as a check and balance on the executive team.

     If NYMEX keeps its focus on these ingredients, our one billion dollar company can grow to be worth many billions.

     In the time I've represented the membership, formerly as Chairman and currently as an Equity Director, I've dedicated myself to high standards of excellence and long term value.

     I want to continue this work by contributing my experience and insight to help NYMEX achieve these goals. I ask for your support in this year's election.

     We have a great institution. Together, let's make it a Buffett kind of business.



PO Box 51, Rumson, NJ 07760 732-530-4434
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MICHEL D. MARKS

Mr. Marks is an investor, teacher, consultant, and Wall Street executive.

He is President of SilibiS Corporation, advisors in corporate strategy and therapy. He is a Director of Argus Media Ltd, an international oil price information company.

He served as Chairman of the Board of the New York Mercantile Exchange (NYMEX) from 1978-1987, and he is Chairman Emeritus and a Director of the company.

Under his leadership, the Exchange established the world's first futures markets in energy products: heating oil, gasoline, crude oil, and natural gas. These became the benchmarks of international energy pricing, and were a major force in breaking the OPEC monopoly.

When elected in 1978, he was the youngest person ever to lead a US futures market. A major contract default in 1976 had nearly forced the Exchange out of business. Marks directed the reorganization and turnaround, and, by 1987 when he retired, NYMEX had grown from the smallest market in the US into the third largest in the world.

In recognition of his contribution to the energy and futures industries, Mr. Marks was selected 1986 Man of the Year by the Oil Trades Association. He has been featured in such publications as Forbes, the New York Times, Associated Press, Petroleum Management and Oil Daily.

He was founder and President of MercOil Corp, an energy futures floor broker. He was founder and President of Regal Properties Inc of USA, a Florida property management company. He was a partner in FuturesNet, an Internet based futures information and communications company.

He served as a Board director on two educational organizations, the British American Educational Foundation and the Working Playground. He served as President of the Monmouth County Arts Council and the Count Basie Theater for three years.

He lectures on market-related topics at various universities. He has also given countless talks and presentations to corporate leaders, commodity traders, college and high school students, and media representatives.


I, Michel Marks, am the beneficial owner of 2 shares of common stock of NYMEX Holdings, Inc., and 2 Class A Memberships in New York Mercantile Exchange, Inc.

A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings' Annual Meeting of Stockholders scheduled for March 16, 2004. You are encouraged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings' SEC filings, can be obtained free of charge from the SEC's website at www.sec.gov. Copies may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings.